Certain information marked as [***] has been excluded from this exhibit because it is both (i) not material and (ii) is the type that the Registrant customarily and actually treats as private or confidential.

EXECUTION VERSION

AMENDED AND RESTATED OPERATING AGREEMENT
OF
OTSUKA ICU MEDICAL LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of OTSUKA ICU MEDICAL LLC (the “Company”), is made effective as of May 1, 2025 (the “Effective Date”), by the members listed on EXHIBIT A attached hereto or who are otherwise subsequently admitted as members of the Company pursuant to the terms of this Agreement (each a “Member” and collectively, the “Members”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning given such terms on EXHIBIT B attached hereto. The Original Operating Agreement (as defined below) is hereby amended and restated in its entirety by this Agreement.

BACKGROUND

WHEREAS, the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware on January 22, 2025;

WHEREAS, on January 22, 2025, 2025, ICU Medical and ICU Medical Affiliate entered into a Limited Liability Company Agreement to provide for the governance of the Company (the “Original Operating Agreement”);

WHEREAS, on April 24, 2025, ICU Medical and ICU Medical Affiliate contributed the Contributed Assets and Assumed Liabilities to the Company in exchange for [***] of the Company, upon the terms and subject to the conditions of that certain Contribution Agreement, dated as of April 24, 2025, by and among the Company, ICU Medical, and ICU Medical Affiliate (the “Contribution Agreement”);

WHEREAS, concurrent with the execution of this Agreement, OPF-US is purchasing [***] from ICU Medical and ICU Medical Affiliate, upon the terms and subject to the conditions set forth in that certain Purchase Agreement (the “Purchase Agreement”), dated as of November 12, 2024, by and among the Company, OPF-US, ICU Medical and ICU Medical Affiliate (the “Cross Purchase”); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Cross Purchase, and a material inducement to the willingness of each Member to consummate the Cross Purchase, and the parties desire to enter into this Agreement for the purposes of setting forth the Members’ agreements regarding the governance and operations of the Company and the terms and conditions of the Members’ interests in the Company.

NOW, THEREFORE, in consideration of the covenants and other agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.     Purpose. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act, as amended from time-to-time (the “Act”), including the development and operation of the Business (as defined in the Purchase Agreement).

2.     Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do all things and engage in all such activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

3.     Fiscal Year; Principal Business Office. Except as may otherwise be required by the U.S. federal tax laws, the fiscal year of the Company for both financial and tax reporting purposes shall end on December 31 of each year (“Fiscal Year”). The principal business office of the Company shall be located at 3900 West Howard Lane, Austin, Texas 78728, or at such other location as may hereafter be determined by the Board of Directors.

4.     Registered Office. The address of the registered office of the Company in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808, and the name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, or such other agent or office in the State of Delaware as the Board of Directors may from time to time designate.

5.     Members.

(a)     Unit Register. The names, mailing and email addresses, and Units of the Members shall be reflected in a unit register attached to this Agreement as EXHIBIT A and as updated by the Company from time to time in accordance with this Agreement (as so updated, the “Unit Register”).

(b)     Admission of Additional Members. Subject to the terms and conditions of this Agreement, including but not limited to Section 7(d)(iii)(C), any person acceptable to the Board of Directors may become a Member of the Company by the purchase of new Units for such consideration as the Board of Directors shall determine in accordance with the terms of this Agreement (each an “Additional Member”). Each Additional Member shall: (i) agree to be bound by the provisions of this Agreement; (ii) execute and deliver such documents as the Board of Directors deems appropriate in connection therewith; and (iii) contribute to the Company the agreed upon capital contribution in exchange for the Units purchased by such Additional Member. Each Additional Member shall have all the rights and obligations of a Member holding the class and series of Units purchased by such Additional Member as specified on the Unit Register. The admission of Additional Members shall not be a cause for dissolution of the Company. Upon the admission of any Additional Members pursuant to this Section 5(b), the Unit Register shall be appropriately amended.

(c)     Affiliate Transactions.

(i)     Any transactions, including loans and the sale or transfer of any material assets, between any Member or its Affiliates, on the one hand, and the Company, on the other hand, that could reasonably be expected to impact any calculation of Enterprise Value as of a specified date shall be on arms’ length terms.

(ii)     [***]

6.     Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

7.     Management.

(a)     Board of Directors.

(i)     Generally. Except as specifically set forth in this Agreement or as required by the Act, the Members hereby delegate all power and authority to manage, bind and act on behalf of, the Company to the managers of the Company (each a “Director”) subject to and in accordance with the terms of this Agreement. Such Directors, collectively, shall constitute the “Board of Directors” and such term may be used in this Agreement to refer to all of the Directors as a whole. Such term is used for convenience only and is not intended by the parties to confer to the Board of Directors any additional power or authority other than that expressly and specifically conferred pursuant to and in accordance with the terms of this Agreement. In furtherance of the foregoing, the Board of Directors shall have the powers and authority of the board of directors of a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”). In managing the business and affairs of the Company and in exercising their powers, the Board of Directors, a Task Group, or any other committee created by the Board of Directors and approved by the Members as provided in Section 7(d)(iii)(D), shall act by voting at meetings or by written consents in accordance with the DGCL as if the Board of Directors were a board of directors of a corporation organized under the DGCL. The Board of Directors may adopt such rules and procedures for the management of the Company not inconsistent with this Agreement or the Act. Any power not otherwise delegated pursuant to this Agreement or by the Board of Directors in accordance with the terms of this Agreement shall remain with the Board of Directors. Subject to any other approval rights contained herein, including in Sections 7(d)(i), 7(d)(ii) and 7(d)(iii), no action on behalf of the Company may be taken without the prior approval of the Board of Directors; provided, however, the Board of Directors may delegate power to act on behalf of the Company to a Task Group or any other committee of the Board of Directors or any Officer of the Company. No Director (acting in his, her or their capacity as such) will have any authority to bind the Company with respect to any matter, except pursuant to a resolution expressly authorizing such action, which resolution is duly adopted by the Board of Directors by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(ii)     Number. The Board of Directors shall initially be set and remain at five (5) Directors. The authorized number of Directors of the Company may not be increased or decreased without the express consent of the Members holding all of the then-outstanding Units (the “Unanimous Members”).

(iii)     Election. The holders of record of the Units, voting together as a single class, shall be entitled to elect the Directors. The Directors shall be so elected (A) at any meeting of

Members or (B) by written consent of the holders of a majority of the then-outstanding Units. Each Director so elected shall hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. At any meeting held for the purpose of electing a Director: (1) the presence in person or by proxy of the holders of a majority of the outstanding Units shall constitute a quorum for the purpose of electing such Director; and (2) Directors shall be elected by the affirmative vote of a majority of the votes cast at the meeting.

(iv)     Composition of the Board. Each Member shall be entitled to designate one (1) individual to the Board of Directors for each whole [***] interest of the outstanding Units held by such Member (which, in the case of ICU Medical and ICU Medical Affiliate, shall be determined on a combined basis). Each Member agrees to vote, or cause to be voted, all Units owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each meeting of Members at which an election of directors is held or pursuant to any written consent of the Members, each of the individuals designated by the Members in accordance with the preceding sentence shall be elected to the Board of Directors. One (1) of the individuals designated by OPF-US shall serve as Chairman of the Board of Directors (the “Chairman”). The Chairman will (a) preside at all meetings of the Board of Directors and of the Members, (b) determine which member of a committee will serve as the chair of such committee, and (c) oversee and direct the annual performance review process for the Chief Financial Officer and Chief Operating Officer.

(v)     Failure to Designate a Director. In the absence of any designation from the persons or entities with the right to designate a Director as specified above, the Director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(vi)     Removal of Directors; Vacancies. Each Member also agrees to vote, or cause to be voted, all Units owned by such Member, or over which such Member has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(A)     no Director elected pursuant to Section 7(a)(iv) may be removed from office unless such removal is directed or approved by the affirmative vote of the Member entitled under Section 7(a)(iv) to designate such Director; and

(B)     any vacancies created by the resignation, removal or death of a Director elected pursuant to Section 7(a)(iv) shall be filled pursuant to the provisions of Section 7(a)(iv).

(vii)     Fiduciary Duties. Subject to the further provisions of this Section 7, in matters relating to the business and internal affairs of the Company of which the Board of Directors has decision-making authority, the Board of Directors (in its capacity as such) shall act in good faith in a manner in which it reasonably believes to be in the best interests of the Company and shall be subject to the fiduciary duties (including the duties of care and loyalty), in each case, to the same extent as such duties would apply to the Board of Directors were the Company a corporation incorporated under the DGCL. Each Director, Officer and each member, shareholder, partner, director, manager, officer, employee, representative or agent thereof (each, a “Related Person”), shall be entitled to rely in good faith on (i) the provisions of this Agreement, (ii) the records of the Company or its direct or indirect subsidiaries, and (iii) information, opinions, reports or statements presented by a Member, liquidating trustee, Officer or employee of the Company or its subsidiaries, a Task Group, committees of the Board of Directors, professionals or advisors to the Company, or by any other Person, as to matters the Director, Officer or Related Person reasonably and in good faith believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or its subsidiaries. Each Director, Officer and Related Person will not be responsible for and will have no liability for any loss or damage due to the fraud, bad faith, willful misconduct or negligence, whether of omission or commission, of any experts, professionals, independent contractors, employees or other agents of the Company or its subsidiaries unless the Director, Officer or Related Person engaged in fraud or a knowing violation of law.

(viii)     Meetings. Meetings of the Board of Directors and any Task Group may be held at such times and on such schedule as agreed upon by a majority of the Board of Directors or the Directors on such Task Group (or, in the case of the Regulatory Task Group, a majority of the individuals then serving as members of the Regulatory Task Group), as applicable; provided, that each of the Board of Directors and each Task Group shall meet not less than once every calendar quarter, and the Board of Directors or such Task Group, as applicable, shall establish a schedule of all of its regular meetings at the beginning of each fiscal year, and an agenda for each such regular meeting shall be circulated to the applicable Directors or individuals serving on the Regulatory Task Group at least 14 days prior to the date of such regular meeting; provided further, that any Director may elect to attend any meeting of the Board of Directors telephonically or via videoconference and, upon such election, the Chairman shall arrange for such virtual or telephonic participation on behalf of such Director. Any Member having the right to appoint one or more Directors under Section (iv) may call a special meeting of the Board of Directors. Written notice of the date, time and place of any special meeting, along with a reasonable summary of the business to be transacted at, or the purpose of, such special meeting shall be given to each Director at least five (5) days prior thereto by or at the direction of the Chairman or the Member calling the meeting, respectively. Whenever any notice is required to be given to any Director or other individual serving on a Task Group under this Agreement or any provision of any applicable law, a waiver thereof in writing, signed at any time by the Director or other individual serving on a Task Group entitled to notice, whether before or after the time of the meeting, and filed with the Company records, shall be deemed the equivalent of the giving of such notice. A Director’s or Task Group member’s attendance at a meeting waives any required notice to the Director or Task Group member of the meeting unless such Director or Task Group member, as applicable, at the beginning of the meeting or promptly upon arrival, objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. A meeting of the Board of Directors or any committee thereof or a Task Group may be held by telephone conference or similar communications equipment through which all individuals participating in the meeting can hear each other and such participation in a meeting will constitute presence in person at the meeting.

(ix)     Quorum. At all meetings of the Board of Directors or a Task Group, the presence of [***] shall constitute a quorum for the transaction of business; provided that, if at any properly noticed meeting of the Board of Directors or a Task Group, as applicable, a quorum is not present solely due to [***]. If a quorum shall not be present for any meeting of the Board of Directors or of a Task Group, the Chairman or a majority of the Directors or Task Group members present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Subject to Section 7(d)(i), at any meeting at which there is a quorum, the Board of Directors or a Task Group, as applicable, may take action on any matter by a majority of the votes cast, with each Director or Task Group member being entitled to cast one (1) vote. Any action taken by the Board of Directors by written consent or written resolution must be unanimously approved by each member of the Board of Directors.

(x)     Compensation. No Director shall be entitled to any compensation from the Company in connection with their duties performed hereunder.

(b)     Officers.

(i)     Generally. The Board of Directors may, from time to time as it deems advisable, appoint one or more officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, Chief Operating Officer and Chief Financial Officer) to any such person and delegate any powers and duties to the Officers. Unless the Board of Directors decides otherwise, if the title is one commonly used for officers of a corporation incorporated under the DGCL, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with such office. Any two or more offices may be held by the same person. New offices may be created and filled by the Board of Directors.

(ii)     Initial Officers. The following Officers of the Company shall be designated as follows:

(A)     Chief Operating Officer: During the term of this Agreement, for so long as ICU Medical and ICU Medical Affiliate, on a combined basis, own a percentage of the outstanding Units in excess of the Ownership Threshold, an individual designated by ICU Medical and reasonably acceptable to OPF-US, who shall initially be Miguel Peña, shall serve as Chief Operating Officer of the Company.

(B)     Chief Financial Officer: During the term of this Agreement, an individual designated by OPF-US and, for so long as ICU Medical and ICU Medical Affiliate, on a combined basis, own a percentage of the outstanding Units in excess of the Ownership Threshold, reasonably acceptable to ICU Medical, who shall initially be Nicole Nguyen, shall serve as Chief Financial Officer of the Company.

(iii)     Removal; Vacancies. All Officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly appointed and qualified, unless sooner removed. Any Officer may be removed at any time by the Board of Directors, provided that the removal or replacement of an Officer shall require the approval of a majority of the Board of Directors. Other than with respect to the Chief Operating Officer and the Chief Financial Officer, who shall be elected pursuant to Section 7(b)(ii), if the office of any other Officer becomes vacant for any reason, the vacancy may be filled by the majority vote of the Board of Directors.

(iv)     Fiduciary Duties. Each Officer (in their capacity as such) shall be deemed to have the same fiduciary duties that such Officer would have if the Company were a corporation incorporated under the DGCL and such Officer were a corresponding officer of that corporation.

(v)     Delegation to Management. The Officers of the Company shall be, and by virtue of this Section 7(b)(v) hereby are, delegated the power and authority to manage the day-to-day operations of the Company, including all of the actions specified on Exhibit C (the details of which shall be approved by the Board of Directors and attached to this agreement as Exhibit C, which thereafter may be amended by the Board of Directors from time to time) (except for any item specified in Section 7(d)(i)(1) or Section 7(d)(i)(2)), all to the extent within, and subject to, the parameters and other limitations set forth in the then-current Annual Business Plan).

(c)     Management Reports; Financial Information and Reporting; Inspection Rights.

(i)     Management Reporting. The Officers of the Company shall regularly report on the operations of the Company to the Board of Directors and the Members, when and as circumstances reasonably dictate.

(ii)     Annual Financial Statements. As soon as reasonably practicable after the end of each Fiscal Year of the Company, the Company will furnish to each of the Directors and the Members a balance sheet of the Company, as at the end of such Fiscal Year, and a statement of income and a statement of cash flows of the Company, for such Fiscal Year, all prepared in accordance with IFRS applied on a consistent basis and setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail. The Members will work together in good faith and use commercially reasonable efforts to establish reasonable procedures, and related timing requirements, for the preparation of audited annual financial statements that are sufficient to satisfy each Member’s applicable reporting requirements.

(iii)     Quarterly Financial Statements and Forecasts.

(A)     The Company will furnish to each of the Directors and the Members, as soon as reasonably practicable after the end of each quarterly accounting period in each Fiscal Year of the Company, and in any event within five (5) business days thereafter (and with any final revisions thereto furnished within seven (7) business days after the end of the applicable accounting period), a balance sheet of the Company as of the end of each such quarterly period, a statement of income and a statement of cash flows of the Company for such period and for the current Fiscal Year to date (provided, however, that, during the Fiscal Year ending December 31, 2025, a statement of cash flow shall be provided within fifteen (15) days after the end of each quarter), prepared in accordance with IFRS applied on a consistent basis (except as noted therein), with the exception that no notes need be attached to such statements.

(iv)     Annual Business Plan Information; Monthly Financial Information. The Company will furnish to each of the Members: (A) as soon as available (and in any event no later than seventy-five (75) days prior to the beginning of each Fiscal Year), a comprehensive operating budget forecast which shall include, (v) a profit and loss statement, a statement of cash flows and a balance sheet, in each case reflecting projections on a month-bymonth basis for such Fiscal Year, (w) information regarding expected employees, including number of employees (on an FTE basis, and shown by department and by designation/job title) and projected compensation for such Fiscal Year, and (x) subject to Section 7(c)(v), details of the Company’s budget for capital expenditures for such Fiscal Year (the “Annual Business Plan”), all as approved by the Board of Directors (and as soon as available, any subsequent written revisions thereto); and (B) as soon as reasonably practicable after the end of each month, and in any event within six (6) business days thereafter, a balance sheet of the Company as of the end of each such month, a statement of income and a statement of cash flows of the Company for such month (provided, however, that, during the Fiscal Year ending December 31, 2025, a statement of cash flow shall be provided within fifteen (15) days after the end of each month), prepared in accordance with IFRS applied on a consistent basis (except as noted thereon), with the exception that no notes need be attached to such statements. In addition, concurrent with the delivery of such monthly financial statements, the Company will furnish to each of the Directors and the Members, for the current Fiscal Year to date, a comparison to plan for such period, including a comparison of financial results and key operating metrics, and an updated forecast of its statement of income for the then-current quarter and Fiscal Year. The Annual Business Plan for Fiscal Year 2025 is attached hereto as Exhibit D.

(v)     Capital Expenditures. The Company’s budget for capital expenditures as set forth in the Annual Business Plan shall not exceed:

(A)     [***] in any Fiscal Year during the term of this Agreement;

(B)     [***] in the aggregate for the Initial Period; and

(C)     for each five (5)-year period immediately following the Initial Period, an amount equal to (x) the average of the actual budget for capital expenditures for each of the Fiscal Years in the preceding five (5)-year period (in each case, as adjusted to reflect any change in the CPI (on a cumulative basis) since such year) multiplied by (y) five (5).

Notwithstanding the foregoing, no capital expenditures for Replacement Equipment incurred by the Company in connection with Section 2.3 of that certain Supply Agreement for Components, dated as of May 1, 2025, by and between the Company and ICU Medical, as such agreement may be amended, modified, supplemented or amended and restated from time to time, shall be counted against any limitations on capital expenditures in this Section 7(c)(v).

(vi)     Inspection Rights. Each of the Directors and the Members shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its Officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that such visits shall not materially impact the conduct of the Company’s business.

(vii)     Audit of Annual Financial Statements; OPF-US reimbursement of Certain Costs and Expenses. OPF-US may, at its sole discretion, require the Company to engage independent public accountants of national standing selected by the Board of Directors to audit the Company’s annual financial statements prepared in accordance with Section 7(c)(2). OPF-US shall reimburse the Company for all reasonable, documented out-of-pocket costs and expenses incurred by the Company or ICU Medical in connection with such personnel training as may be required to ensure that the Company and/or ICU Medical has adequate capabilities necessary to prepare IFRS-compliant financial statements as required herein. In addition, OPFUS shall reimburse the Company for all reasonable, documented out-of-pocket costs and expenses, as well as personnel costs (which may include the cost of any additional personnel reasonably determined by ICU Medical to be reasonably necessary to hire in order to assist the Company with any such audit), incurred by the Company or ICU Medical with respect to any audit of the Company’s financial statements as required by OPF-US.

(viii)     Cumulative Transition Spend. The Officers of the Company, in consultation with each Member as necessary, shall report on a quarterly basis to the Board of Directors the Service Exit Costs, Transformation Service costs, One-Time Stand-Up Costs, and unreimbursed expenses related to OPF-US Funded Business Opportunities (and profit or loss from OPF-US Funded Business Opportunities), in each case for the prior calendar quarter and on a cumulative basis as from the Effective Date.

(d) Board of Directors Approval.

(i)     Limitations on Authority of the Officers and the Directors.

(1)     Without limiting the generality of Section 7(a)(i), neither the Officers nor the Directors shall, without the prior written consent of a majority of the Directors on the Board of Directors, which majority must include at least one (1) Director appointed by ICU Medical then in office:

(A)     establish any Task Group, or terminate any such Task Group once established;

(B)     cause or permit OPF-US, ICU Medical or ICU Medical Affiliate, or their respective officers, to take any action that is or would be inconsistent with the provisions of Section 7 of this Agreement;

(C)     effect any change in the legal entity form of the Company or elect to convert the Company to an entity taxed as a corporation or make an election for to be taxed as a corporation for U.S. federal income tax purposes;

(D)     approve an Annual Business Plan (i) for 2026 and (ii) thereafter, if such Annual Business Plan provides for revenue involving more than 5% less than the actual revenue realized in the prior fiscal year;

(E)     approve or incur any indebtedness for borrowed money (including indebtedness provided by a Member) to the extent not set forth in or contemplated by the then-current Annual Business Plan (it being understood that such indebtedness in the Annual Business Plan will not be more than as necessary and appropriate to fund the activities contemplated thereby, taking into account available Cash);

(F)     adopt, make or change any tax election or tax accounting method that, in each case, is reasonably expected to adversely affect any Member materially and disproportionately (as compared to the other Members); or

(G)     take any action with respect to regulatory and/or FDA matters, including the submission of any FDA-related correspondence, the making of FDA-related filings or submissions or otherwise, inconsistent with the recommendations of the Regulatory Task Group; provided that such recommendations of the Regulatory Task Group are consistent with ICU Medical's past practices in the ordinary course of business.

(2)     Without limiting the generality of Section 7(a)(i), neither the Officers nor the Directors shall, without the prior written consent of a majority of the Directors on the Board of Directors:

(A)     pursue any Business Opportunity as described in Section 13;

(B)     approve or accept the annual audited financial statements of the Company;

(C)     approve or execute any material agreement with a customer or supplier other than as set forth or reflected in, or contemplated by, the then-current Annual Business Plan;

(D)     approve the hiring of, or hire, any employee, or engage any contractor or consultant, or approve any changes to salary, wages or other compensation for any employee, contractor or consultant, whose annual cash compensation is expected to exceed $200,000, in each case to the extent not set forth in or contemplated by the then-current Annual Business Plan; or

(E)     subject to Section 5(c), approve or effect the sale or transfer of any assets (including real property) to OPF-US, ICU Medical, ICU Medical Affiliate or any of their respective Affiliates.

(ii)     Actions Requiring Unanimous Member Approval. Without limiting the generality of Section 7(a)(i), neither the Officers nor the Board of Directors shall amend, modify or repeal the Company’s Certificate of Formation without the prior unanimous written consent or vote of the Members.

(iii)     Actions Requiring Supermajority Member Approval. Without limiting the generality of Section 7(a)(i), neither the Officers nor the Board of Directors shall, without the prior written consent or vote of Members holding a majority of the then outstanding Units, which majority must include, for so long as ICU Medical and ICU Medical Affiliate own, on a combined basis, a percentage of the outstanding Units in excess of the Ownership Threshold, ICU Medical:

(A)     other than pursuant to Section 10(b), make any distribution to any Member if there is then-currently [***];

(B)     cause the Company to liquidate, dissolve or wind-up;

(C)     accept new Members and/or authorize the issuance of additional Units (including to the existing Members) or designate a new class or series of Units if [***];

(D)     establish any committee of the Board of Directors, or terminate any such committee once established; or

(E)     authorize, consummate or enter into definitive documentation regarding a Sale Transaction, Acquisition Transaction or Initial Public Offering.

(e)     FDA Regulatory Matters.

(i)     Establishment of Regulatory Task Group. The Company hereby establishes a Task Group to deal with regulatory and/or FDA matters (the “Regulatory Task Group”). Subject to Section (d)(i)(1)(G), the Regulatory Task Group, under the guidance of the Designated Company Regulatory Resource, may take any action with respect to regulatory and/or FDA matters, including the submission of any FDA-related correspondence, the making of FDArelated filings or submissions or otherwise.

(ii)     Designated Company Regulatory Resource. The Designated Company Regulatory Resource shall participate in all meetings held by the Regulatory Task Group. An individual designated by ICU Medical and reasonably acceptable to OPF-US shall be the initial Designated Company Regulatory Resource responsible for overseeing regulatory and/or FDA matters, including the submission of any FDA-related correspondence, the making of FDArelated filings or submissions or otherwise.

(iii)     Termination and Replacement. Either OPF-US or ICU Medical may, at any time, provide notice to the other of its desire to replace the current Designated Company Regulatory Resource and, upon such notice, OPF-US and ICU Medical shall work together in good faith to remove the then-current Designated Company Regulatory Resource and, as promptly as reasonable practicable in order to ensure continuity in regulatory oversight and compliance, designate a new individual reasonably acceptable to both OPF-US and ICU Medical to serve as the Designated Company Regulatory Resource.

(f)     Deadlock Resolution. If the Board of Directors fails to approve within thirty (30) days any action or matter presented to the Board of Directors for approval under Section 7(d)(i)(1) and if either OPF-US or ICU Medical in good faith believes that such failure will or with reasonable likelihood could have a material adverse effect on the Company, the business as conducted by the Company or the ability of the Company to carry out its business or the Annual Business Plan (a “Deadlocked Matter”), then the following procedures will be utilized to resolve the deadlock if so requested in a written notice by OPF-US or ICU Medical to the other:

(i)     OPF-US and ICU Medical will cause their respective chief executive officers (or, if no chief executive officer is appointed, an officer of equivalent function) promptly to meet promptly thereafter and to endeavor in good faith to resolve the Deadlocked Matter within ninety (90) days after referral to them of such Deadlocked Matter (or, if mutually agreed by such representatives, a longer period of time).

(ii)     Following such ninety (90)-day period (or any longer period mutually agreed by them), (A) if the Deadlocked Matter is with respect to the approval of the Annual Business Plan, the Company will continue to operate the Business in accordance with the last approved Annual Business Plan, and (B) if the Deadlocked Matter does not concern the Annual Business Plan, either OPF-US or ICU Medical shall have the option to submit such Deadlocked Matter to non-binding mediation administered by a neutral, independent mediator designated jointly by OPF-US and ICU Medical. During the period of negotiation and/or mediation with respect to any Deadlocked Matter pursuant to this Section (f), the Company will continue to operate in a manner consistent with its prior practices and this Agreement until such time as such Deadlocked Matter is resolved, and the Members shall use their respective commercially reasonable efforts to continue to operate the Company in a manner consistent with its prior practices and the last approved Annual Business Plan.

8.     Units; Voting; OPF-US Call Option and ICU Medical Put Option.

(a) Units. After giving effect to the Cross Purchase, the Members hold the “Units” representing equity interests of the Company listed opposite their names on the Unit Register under the heading “Units”. As of the Effective Date, [***] shall be authorized for issuance by the Company and such Units shall not have a specific class or series designation. Subject to the terms and conditions of this Agreement, including but not limited to Section 7(d)(iii)(C), the Board of Directors shall have the authority to designate new classes or series of Units, increase the number of Units authorized for issuance, issue Units in addition to those issued as of the date hereof (including, without limitation, Units which are subject to vesting or other substantial risks of forfeiture) and to fix and determine the relative rights, including voting rights, preferences, powers, privileges and restrictions of such Units, if applicable, without any further action on the part of any party. Subject to Section 7(d)(iii)(C), the Board of Directors shall have the authority to determine the capital contribution, if any, required to be made in connection with the issuance of new Units.

(b)     Voting. Except as otherwise provided in this Agreement, Members will be entitled to vote based on the number of Units held by them at such time; each Unit will entitle the holder to one vote per Unit.

(c) OPF-US Call Option and ICU Medical Put Option.

(i)     OPF-US Call Option. Subject to Section 8(c)(iii)(A), ICU Medical and ICU Medical Affiliate grant to OPF-US an exclusive right and option (the “OPF-US Call Option”) to require ICU Medical, ICU Medical Affiliate and, as applicable, their Affiliates, to sell to OPF-US or any of its affiliates all of the Units and any other Company interests then-held by ICU Medical, ICU Medical Affiliate and, as applicable, their Affiliates, as of the date of exercise of the OPF-US Call Option (such Units and interests, collectively, the “Option Securities”) for a cash purchase price equal to the Call Option Price.

(ii)     ICU Medical Put Option. Subject to Section 8(c)(iii)(B), OPF-US grants to ICU Medical and ICU Medical Affiliate an exclusive right and option (the “ICU Medical Put Option”) to require OPF-US to purchase from ICU Medical, ICU Medical Affiliate, and, as applicable, their Affiliates, all (and not some) of the Option Securities for a cash purchase price equal to the Put Option Price.

(iii)     Exercise of OPF-US Call Option or ICU Medical Put Option.

(A)     The OPF-US Call Option may be exercised upon delivery to ICU Medical and ICU Medical Affiliate (1) within the thirty (30)-day period prior to June 30 or December 31, in each case, (a) immediately following the end of the Initial Period, (b) following the seventh anniversary of the Effective Date, (c) following the tenth anniversary of the Effective Date, and (d) each calendar year commencing with the eleventh anniversary of the Effective Date or (2) within thirty (30) days following an OPF-US Triggering Event (and provided, in each case, that ICU Medical has not already timely delivered to OPF-US an ICU Medical Put Option Exercise Notice) of a written notice of OPF-US’s election to exercise the OPF-US Call Option (the “OPFUS Call Option Exercise Notice”). Notwithstanding the foregoing, in the event of a Force Majeure Deferral, the OPF-US Call Option shall not be exercisable pursuant to clause (1) of the preceding sentence until the next available exercise period.

(B)     The ICU Medical Put Option may be exercised upon delivery to OPF-US (1) within the thirty (30)-day period prior to June 30 or December 31, in each case, (a) immediately following the end of the Initial Period, (b) following the seventh anniversary of the Effective Date, or (c) following the tenth anniversary of the Effective Date and (d) each calendar year commencing with the eleventh anniversary of the Effective Date or (2) within thirty (30) days following an ICU Medical Triggering Event (and provided, in each case, that OPF-US has not already timely delivered to ICU Medical and ICU Medical Affiliate an OPF-US Call Option Exercise Notice), of a written notice of ICU Medical’s election to exercise the ICU Medical Put Option (the “ICU Medical Put Option Exercise Notice”).

(iv)     Purchase.

(A)     The Call/Put Closing Date shall occur only at the end of a calendar quarter following the calendar quarter in which the OPF-US Call Option Exercise Notice or the ICU Medical Put Option Exercise Notice, as applicable, was delivered. On the Call/Put Closing Date, against OPF-US’s delivery of the Call Option Price or the Put Option Price, as applicable, ICU Medical and ICU Medical Affiliate shall execute and deliver to OPF-US and the Company such instruments of assignment and transfer effecting the transfer of all right, title, and interest in the Option Securities to OPF-US as OPF-US shall reasonably request. Such instruments of assignment and transfer shall include representations and warranties with respect to the authority of ICU Medical and ICU Medical Affiliate, the full right and title to the Option Securities being held by ICU Medical and ICU Medical Affiliate, and the Option Securities being transferred free and clear of all liens, claims, and encumbrances (other than any restrictions under applicable securities laws). On the Call/Put Closing Date, OPF-US shall pay the Call Option Price or the Put Option Price, as applicable, to ICU Medical and ICU Medical Affiliate, in cash, by electronic transfer of immediately available funds in accordance with instructions given by ICU Medical.

(B)     OPF-US shall be entitled to deduct and withhold from the Call Option Price or the Put Option Price, as applicable, any amounts that OPF-US is required to deduct and withhold under any applicable law. To the extent any such amounts are so deducted or withheld and actually paid, such amounts shall be treated for all purposes under this Agreement as having been paid to ICU Medical and ICU Medical Affiliate.

(C)     ICU Medical and ICU Medical Affiliate shall cease to be the holders of the Option Securities on the Call/Put Closing Date.

(v)     OPF-US shall not, and shall cause the Company not to, take any action which has as its intended purpose the effect of decreasing Cash in order to negatively impact Enterprise Value. ICU Medical and ICU Medical Affiliate shall not, and shall cause the Company not to, take any action which has as its intended purpose the effect of increasing Cash in order to positively impact Enterprise Value.

(d)     No Member may Transfer all or any portion of its Units (or any interest therein) other than an Exempt Transfer during the Initial Period, provided, however, that on or after the occurrence of an OPF-US Triggering Event or an ICU Medical Triggering Event during the Initial Period, OPF-US or ICU Medical, respectively, may sell, transfer or assign, in whole or in part, directly or indirectly, its Units in the Company or any beneficial ownership therein without the approval of ICU Medical or OPF-US, respectively. For the avoidance of doubt, an Exempt Transfer shall not relieve any Member of its obligations hereunder.

(e)     No later than thirty-five (35) days prior to the Call/Put Closing Date, the Company shall deliver to OPF-US, ICU Medical and ICU Medical Affiliate a statement specifying the applicable [***], as well as the calculation of the Enterprise Value applicable to such Call/Put Closing Date (a “Statement of Enterprise Value”).

(i)     Within fifteen (15) days after delivery to of a Statement of Enterprise Value, ICU Medical and OPF-US will each deliver to the Company a written response in which each of ICU Medical and OPF-US will either:

(A)     agree with the Statement of Enterprise Value, in which case the Statement of Enterprise Value will be deemed final and binding on OPF-US, ICU Medical and ICU Medical Affiliate for purposes of this Section 8; or

(B)     dispute the [***] and/or calculation of Enterprise Value applicable to such Call/Put Closing Date set forth in the Statement of Enterprise Value, by delivering to the Company a written notice (“Enterprise Value Dispute Notice”) setting forth in reasonable detail the basis for each such disputed item.

(ii)     If OPF-US and ICU Medical fail to take either of the actions set forth in Section 8(e)(i), then the Statement of Enterprise Value will be deemed to have been irrevocably accepted, in which case, the Statement of Enterprise Value will be final and binding on Statement of Enterprise Value for purposes of this Section 8.

(f)     If either OPF-US or ICU Medical timely delivers an Enterprise Value Dispute Notice, then the provisions of Section 1.3(e) and Section 1.3(f) of the Purchase Agreement shall apply, mutatis mutandis.

9.     Capital Accounts; Capital Contributions; Allocation of Net Income and Net Loss; Regulatory and Special Allocations; Tax Allocations; Compliance with Code Section 704(b).

(a)     Capital Accounts; Capital Contributions.

(i)     A capital account for each Member shall be established and maintained in accordance with Section 704(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. The Company’s net income, net loss and items thereof shall be allocated to the capital accounts of the Members on an annual basis, at the end of each calendar year, unless otherwise required by law (and a period for which such allocations are made is referred to herein as an “Accounting Period”).

(ii)     If at any time after the second anniversary of the Effective Date, the Board of Directors deems it to be in the best interests of the Company to raise additional equity capital to properly carry out the Company’s business and operations, the Company will provide written notice to each Member describing (i) the aggregate amount of additional equity capital to be raised, (ii) the aggregate number of Units to be issued in exchange for such capital, and (iii) the price per Unit at which Units will be sold to the Members in connection therewith. Each Member will have the right to contribute additional capital based on its percentage ownership interest of all then-outstanding Units. A Member shall exercise such right by giving written notice to the Company and the other Members within thirty (30) days following such Member’s receipt of the notice from the Company regarding the equity capital to be raised, and by funding such Member’s portion of such additional capital (based on its percentage ownership interest in all then outstanding Units) within twenty (20) days thereafter. If a Member elects not to contribute additional capital (either by notifying the Company and the other Members that it will not make the applicable contribution, by failing to notify the Company and the other Members of its decision regarding any election within the thirty (30) day period specified in the preceding sentence, or by failing to make the applicable capital contribution such Member elected to make within the twenty (20) day period specified in the preceding sentence), the other Members may fund the non-funding Member’s portion of the additional capital in exchange for Units. For the avoidance of doubt, the Board of Directors may not request that any Member contribute any additional equity capital until the second anniversary of the Effective Date.

(b)     Allocations of Net Income and Net Loss. Subject to the provisions of Section 9(d), and after all capital contributions and distributions for each Accounting Period have been reflected in the Members’ capital accounts, the net income or net loss, if any, for each Accounting Period shall be credited to such Members’ capital accounts in such manner so that as of the end of such Accounting Period, as nearly as possible, each Member’s capital account shall be equal to the respective net amounts which would be distributed to them (or for which they would be liable to the Company under this Agreement), determined as if the Company were to liquidate all of the assets of the Company for an amount equal to their book values (as maintained by the Company for purposes of, and as maintained pursuant to, the capital account maintenance provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)) and distribute the proceeds of such liquidation in the manner described in Section 10(a). For purposes of calculating a Member’s capital account under this Section 9(b), any amounts such Member is obligated to restore (or deemed obligated to restore pursuant to the Treasury Regulations under Section 704(b) of the Code) shall be deemed to increase such Member’s capital account balance.

(c)     Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in such Member’s adjusted capital account balance created by such adjustments, allocations, or distributions as promptly as possible; provided that an allocation pursuant to this Section 9(c) shall be made only to the extent that a Member would have a deficit capital account in excess of such sum after all other allocations provided for in this Section 9 have been tentatively made as if this Section 9(c) were not in this Agreement. This Section 9(c) is intended to comply with the “qualified income offset” requirement of the Code (and as defined in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) and shall be interpreted consistently therewith.

(d)     Regulatory and Special Allocations. Notwithstanding the allocations set forth in Section 9(b), and in addition to the allocations set forth in Section 9(c), the Company’s net income, net loss and items thereof shall also be allocated to the Members in the manner and to the extent required by the Treasury Regulations under Section 704 of the Code, including without limitation, the provisions thereof dealing with minimum gain chargebacks, partner minimum gain chargebacks, partnership nonrecourse deductions, partner nonrecourse deductions, and the provisions dealing with deficit capital accounts in Treasury Regulations Sections 1.704-2(g)(1), 1.704-2(i)(5), and 1.704-1(b)(2)(ii)(d).

(e)     Tax Allocations. The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and expenses among the Members for purposes of computing their capital accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Members for tax purposes to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their capital accounts. Notwithstanding the previous sentence, such tax items shall be allocated among the Members in a different manner to the extent required by Code Section 704(c) and the Treasury Regulations thereunder (dealing with contributed property), Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) (dealing with revaluations of property), and 1.704-1(b)(4)(ii) (dealing with tax credit items), as determined by the Board of Directors. Allocations pursuant to this Section 9(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s capital account or share of income, losses, other items or distributions pursuant to any provisions of this Agreement.

(f)     Compliance with Code Section 704(b). The allocation provisions contained in this Section 9 are intended to comply with Code Section 704(b) and the Treasury Regulations promulgated thereunder, and will be interpreted and applied in a manner consistent therewith. If the Board of Directors, upon the advice of tax counsel, determines that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with such

Treasury Regulations or to reflect the economic sharing arrangement between the Members, then the Board of Directors is hereby authorized to make such modification, provided that without the prior written consent of any adversely affected Member (such consent not to be unreasonably withheld, conditioned or delayed), such modification cannot be made if it is reasonably expected to (i) have a material adverse effect upon the amount of cash or other property distributable to any Member or (ii) otherwise adversely affect any Member materially and disproportionately.

10.     Distributions.

(a)     Distributions Generally. Subject to Section 10(b), distributions may be made to the Members at the times and in the amounts determined by the Board of Directors in its sole discretion; provided, however, that any revenue generated by the Company will be used first to satisfy the operating needs of the Company, and to fund an appropriate operating reserve and pay any Tax Distributions; provided, further, that the Board of Directors shall not authorize any distributions in any form other than in cash. Except as otherwise provided in Section 11, distributions shall be made to the Members pro rata in accordance with the number of Units owned by such Member as set forth on the Unit Register.

(b)     Tax Distributions. Unless prohibited by the Act and only to the extent the Company has Distributable Cash, no later than ninety (90) days following the end of each Fiscal Year, the Company shall make pro rata distributions under Section 10(a) (“Tax Distributions”) to the extent necessary so that no Member receives less than the amount, estimated by the Board of Directors, to represent the assumed income tax liability that would be incurred by such Member with respect to such Member’s allocable share of the Company’s taxable net income for such Fiscal Year (“Tax Liability”), minus all cash distributions made to the Member pursuant to Section 10(a) during such Fiscal Year and (other than distributions made during the Fiscal Year that were required to be made under this Section 10(b) with respect to an earlier Fiscal Year), as determined in good faith by the Board of Directors. For purposes of clarity, the Tax Liability of any Member shall take into account (i) allocations under Section 704(c) of the Code and (ii) the impact of any adjustment under Section 743(b) of the Code. In calculating the amount of each Tax Distribution, the Company shall assume that each Member’s Tax Liability is equal to the highest combined effective marginal U.S. federal, state and local corporate income tax rate applicable to such Member for the Fiscal Year with respect to a given type of income for such Fiscal Year (taking into account the federal deduction of state and local income taxes), as reasonably determined by the Board of Directors (which assumed rate shall be the same for all Members with respect to such Fiscal Year), multiplied by such Member’s allocable share of the taxable income of the Company for such Fiscal Year. “Distributable Cash” means for any period the excess, if any, of (i) all amounts actually paid to and received by the Company during such period from customers of the Company as determined by the Board of Directors acting reasonably and in good faith over (ii) the sum of total cash disbursements for operating expenses made by the Company for such period and the amount, if any, of such cash receipts that the Board of Directors determines are to be reserved for the needs of the Company’s business or activities acting reasonably and in good faith.

11.     Tax Matters.

(a)     Unless and until the Boad of Directors otherwise decides with the requisite consent set forth in Section 7(d)(i)(C), (i) the Members intend that the Company will be treated as a partnership for purposes of United States federal, state and local tax laws and further agree not to take any position or any action or to make any election (or cause the Company to make any election) inconsistent with such treatment and (ii) the Company shall not file any election pursuant to Treasury Regulations Section 301.7701-3(c) to be treated as an entity other than a partnership.

(b)     OPF-US shall be the “partnership representative” within the meaning of Section 6223(a) of the Code (the “Partnership Representative”) and any comparable provisions of state or local tax law. OPF-US shall appoint on behalf of the Company an individual (the “Designated Individual”) through whom the Partnership Representative may act for purposes of implementing the provisions of this Section 11. The Designated Individual shall act under the supervision of, and shall report to, the Board of Directors. The Designated Individual, the Board of Directors and the other Members shall use their reasonable efforts to comply with the responsibilities outlined in this Section 11, the Partnership Tax Audit Rules and Code Section 6050K, and the regulations thereunder, and in doing so shall incur no liability to any other Member. Notwithstanding the Designated Individual’s obligation to use his or her reasonable efforts in the fulfillment of his or her responsibilities, the Designated Individual shall not be required to incur any expenses for the preparation for, or pursuance of, administrative or judicial proceedings, unless the Company covers such expenses.

(c)     The Company shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company and shall use all commercially reasonably efforts to furnish to each Member (i) an estimated Schedule K-1 within seventy-five (75) days following the end of such Fiscal Year, and (ii) a final Schedule K-1 within two hundred forty-five (245) days following the end of such Fiscal Year. Prior to issuing a final Schedule K-1, the Company shall, at least sixty (60) days prior to the due date for the Company’s IRS Form 1065 (taking into account any extensions to file), provide each Member with a draft IRS Form 1065 (and all corresponding state income tax returns) and shall consider in good faith each Member’s reasonable comments to such draft tax returns provided in writing within fifteen (15) days of the Company’s delivery of such draft tax returns, and such Member shall identify any comments it believes are subject to Section 7(d)(i)(1)(F). In furtherance of the foregoing, the Company shall make available to any requesting Member (x) the tax workpapers prepared by or for the Company with respect to such tax returns and (y) representatives of the accountants who prepared the draft IRS Form 1065 (and all corresponding state income tax returns), in each case to respond to any reasonable requests for information regarding elections, accounting methods, or other positions taken in the draft tax returns. If the Company receives from any governmental authority written notice of an audit of an income tax return of the Company, the Company shall provide notice to the Members, and shall consult with the Members in good faith on how to respond to such audit. The Company shall make any elections the Board of Directors reasonably deems are in the best interests of the Members (including, if the Board of Directors so reasonably decides, an election under Section 6221(b) of the Code for any taxable year of the Company for which the Company qualifies to make such election), subject to Section 7(d)(i)(1)(F). Notwithstanding the foregoing, the Company shall make the election provided for in Section 754 of the Code for the taxable year of the Company in which the Cross Purchase takes place, and shall maintain a record of the adjustments to the basis of the Company’s assets resulting from such election.

(d)     Each Member shall furnish the Company on a timely basis with such information and forms as the Company may reasonably request to prepare and file the Company’s tax returns, to comply with any laws or rules governing the obligations of withholding tax, to allow the Company or the Members to be subject to a reduced rate of tax, and to allow the Company to provide information pursuant to the Partnership Tax Audit Rules (including to make any election or computation thereunder).

(e)     Payments Attributable to a Member. Except as otherwise provided in this Agreement, if the Company is required by law to make any payment to a governmental entity that is specifically attributable to a Member or a Member’s status as such, (including, without limitation, non-U.S. taxes, U.S. federal or state withholding taxes, state personal property replacement taxes, state unincorporated business taxes, and any taxes arising under the Partnership Tax Audit Rules, then to the extent distributions to such Member are not otherwise reduced pursuant to this Section 11(e), such Member shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses) and shall contribute such amounts to the Company. Notwithstanding the foregoing, the Board of Directors may offset distributions
(including Tax Distributions) to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section 11(e). The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 11(e), including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a commercially reasonable rate, as determined by the Board of Directors (but not in excess of the highest rate per annum permitted by law). For the avoidance of doubt, any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and the Board of Directors shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Board of Directors in good faith.

(f)     Combined Group Taxes. In the event a Member (or its direct or indirect owners) is obligated to pay taxes attributable to the assets or operations of the Company, as a result of the Member (or its direct or indirect owners) and the Company being treated as members of a combined, consolidated, unitary or other group of entities, the Company shall reimburse such Member for the amount of taxes paid that are attributable to the Company; provided that the reimbursement shall be no more than the amount of taxes that would have been paid by the Company if the Company were subject to such taxes on a standalone basis. An amount paid to a Member pursuant to this Section (f) shall be treated as a reimbursement for amounts paid on behalf of the Company and shall not be treated as a distribution to such Member for purposes of Section 10(a).

(g)     The obligations and undertakings of each Member under this Section 11 shall survive each Member’s withdrawal from the Company and/or the termination, dissolution, liquidation and winding up of the Company.

12.     Confidentiality.

(a)     Each Member shall (i) treat and hold as confidential any proprietary information of the Company and its subsidiaries that is provided to the Member by the Company and is not already generally available to the public or that does not become generally available after the date of this Agreement without any violation by such Member of his, her or its obligations hereunder (the “Confidential Information”), and (ii) refrain from using any of the Confidential Information except in the ordinary course operation (consistent with past custom and practice) of the Company and its subsidiaries (solely to the extent that such Member is involved in such activities as a Director, manager, Officer, employee or independent contractor of the Company or any of its subsidiaries); provided, however, that nothing in this Section 12 shall prevent any Member from disclosures of Confidential Information as required by law or disclosing to any and all parties the tax structure and tax aspects of the Company and its transactions. In the event that a Member is requested or required by applicable law or regulation or by oral question or request for information or documents in any legal or regulatory proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Member shall notify the Company promptly of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 12. If, in the absence of a protective order or the receipt of a waiver hereunder, a Member is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Member may disclose the Confidential Information to the tribunal; provided, that such Member shall use commercially reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate.

(b)     Each Member acknowledges and agrees that, in the event of a breach or threatened breach by such Member of any of the provisions of this Section 12, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company may (and shall be entitled to), in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Section 12, in each case without the requirement of posting a bond or proving actual damages.

13.     Business Opportunities.

(a)     During the Initial Period, if OPF or OPF-US (on their own or through any of their respective majority-owned subsidiaries, other than the Company) wishes to acquire, manage, own or operate or otherwise pursue an opportunity in any business that competes directly or indirectly with the Company Business in the United States or Canada (the “Territory”), (any such opportunity, a “Business Opportunity”), [***] OPF-US shall reimburse the Company any and all fees, costs and expenses (including purchase price and any deferred purchase price) incurred by the Company pursuant to the terms of the definitive agreement with respect to such Business Opportunity, as well as any and all (i) capital expenditures and (ii) fees, costs and expenses relating to research, regulatory approval and development, in each case in respect of any such products acquired pursuant to such Business Opportunity (an “OPF-US Funded Business Opportunity”). [***].

14.     Exculpation and Indemnification.

(a)     To the fullest extent permitted by applicable law, no Member, Director, Officer, Partnership Representative, Designated Company Regulatory Resource (if such Person is not an employee of the Company) or Designated Individual (each, a “Covered Person”) shall (a) have any duty (fiduciary or otherwise), at law or in equity, to the Company or any Member (or any Affiliate thereof) except as expressly set forth in this Agreement or in any other written agreements or (b) be liable to the Company or any other entity or any person who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that, other than as set forth in Section 31, such Covered Person shall be liable for any such loss, damage or claim incurred by reason of (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (ii) any transaction from which the Director derived an improper personal benefit. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Covered Person by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Covered Person by this Agreement, except that a Covered Person shall not be entitled to be indemnified in respect of any loss, damage, claim, liability or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) incurred by the Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 14 shall be provided out of and to the extent of Company assets only, and the Covered Persons shall not have personal liability on account thereof.

(b)     Promptly after receipt by a Covered Person of notice of the commencement of any action, suit, proceeding, investigation or assertion of any claim in respect of which a claim for indemnification may be made hereunder, such Covered Person will give written notice thereof (the “Indemnification Notice”) to the Company; provided that the failure to so notify the Company will not relieve the Company from any liability or obligation which the Company may have to the Covered Person under this Agreement (or otherwise), except to the extent of any material prejudice to the Company resulting from such failure. The Company will provide copies of each Indemnification Notice it receives to each Member promptly after the Company’s receipt. If any such action, suit, proceeding or claim is brought against a Covered Person, the Company will be entitled to participate therein and, if it wishes to assume the defense thereof with counsel reasonably satisfactory to the Covered Person and gives written notice to the Covered Person of its election so to assume the defense thereof within thirty (30) days after it has received an Indemnification Notice, will be entitled to assume the defense thereof. Each Covered Person will be obligated to cooperate reasonably with the Company, at the expense of the Company, in connection with any such defense and negotiations with respect to the compromise or settlement of any such claim. The Company will not settle any claims without the prior written consent of the Covered Person (with such consent not to be unreasonably withheld, delayed or conditioned) unless such settlement is solely for monetary payment which is fully indemnified hereunder, is subject to confidentiality restrictions and contains an explicit and unconditional release of the Covered Person for all matters arising in connection with any such claim.

(c)     The Company may advance to any Covered Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit or proceeding (except for those brought by the Company) if the Covered Person agrees in writing before any advancement that such Covered Person will promptly reimburse the Company for such fees, costs and expenses to the extent that the Board of Directors determines that such Covered Person was not entitled to indemnification under this Section 14 or if a judgment or other final adjudication adverse to the Covered Person establishes that such Covered Person’s acts or omissions were otherwise of such a character that Delaware law would require that such amounts be repaid.

(d)     The Company, at the direction of the Board of Directors, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Covered Persons under Sections 14(a) and 14(b).

(e)     The rights accruing to each Covered Person under this Section 14 will not exclude any other right to which such Covered Person may be lawfully entitled.

(f)     The Company will maintain insurance in an amount to be determined by the Board of Directors, at the Company’s expense, to protect any Covered Person (and any employee, agent or representative of the Company) against Damages described in this Section 14 whether or not the Company would have the power to indemnify such Covered Person (or employee, agent or representative of the Company) against such Damages under the provisions of this Section 14. The Company may (but is not obligated to) enter into indemnification agreements with each of the Directors entitled to indemnification under this Section 14, in forms reasonably acceptable to the Board of Directors and such Directors.

(g)     Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 14 will be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) will have personal liability on account thereof or will be required to make additional capital contributions to help satisfy such indemnity of the Company.

(h)     If this Section 14 or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify persons specified in this Section 14 to the fullest extent permitted by any applicable portion of this Section 14 that has not been invalidated and to the fullest extent permitted by applicable law.

15.     Right of First Refusal.

(a)     Subject to Section 8(d), if at any time a Member (the “Selling Member”) desires to assign, sell, offer to sell, pledge, mortgage, hypothecate, encumber, dispose of or effect any other like transfer or encumbrance (each, a “Transfer”) of all or any portion of its Units (or any interest therein) other than an Exempt Transfer and/or obtains an offer to purchase such Units (a “Third Party Offer”) from a proposed transferee (a “Third Party”) which the Selling Member desires to accept, the Selling Member shall send a copy of the Third Party Offer (or, to the extent some or all of such Third Party Offer is unwritten, a detailed summary thereof) which shall include the identity of the Third Party and a summary of the terms of such Third Party Offer, to the other Members and to the Company, together with a written offer to sell the offered Units to the other Members or the Company, pro rata (based on the proportion that the Units held by each such other Member bears to the total Units then held by all Members other than the Selling Member), at the price and on the terms and conditions specified in the Third Party Offer.

(b)     Upon receipt of the Third Party Offer and an offer to sell the offered Units from the Selling Member pursuant to the terms of Section 15(a), each other Member shall have twenty (20) days from the receipt of the written offer from the Selling Member to notify the Selling Member and the Company in writing of such Member’s election to purchase all but not less than all of such Member’s pro rata share of the offered Units. At the expiration of such twenty (20) day period, the Company shall promptly notify each Member that elects to purchase or acquire all the Units available to it (each a “Fully Exercising Member”) of any other Member’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Member may, by giving notice to the Company and the Selling Member, elect to purchase or acquire, in addition to its pro rata share of the offered Units, a portion of the remaining offered Units not subscribed for by the non-exercising Members in an amount equal to the proportion that the Units then held by such Fully Exercising Member bears to the Units then held by all Fully Exercising Members who also wish to purchase the remaining unsubscribed Units. If, upon the expiration of such thirty (30) day period, the other Members have not elected to purchase all the offered Units, the Company shall have ten (10) days thereafter to notify the Selling Member of the Company’s election to purchase all but not less than all of the remaining offered Units.

(c)     In the event the other Members and/or the Company elect to purchase all or any portion of the offered Units available for purchase as provided under Section 15(b), the closing of the sale of the offered Units to the other Members and/or the Company shall be held at the offices of the Company within five (5) days after the end of the thirty (30) day period or, if applicable, forty (40) day period, described under Section (b). Contemporaneously with such closing, the Selling Member shall transfer the offered Units against receipt from the other Members and/or the Company of the purchase price and on the terms and conditions specified in the Third Party Offer. The obligation of the Selling Member, the other Members and/or the Company to proceed with the closing on the scheduled date for closing of the sale shall be conditioned upon and extended to a date which is ten (10) days following the last to occur of (i) the expiration (or earlier termination) of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of all material governmental and regulatory consents, approvals and waivers that may be required in connection with the sale of the offered Units.

(d)     In the event the other Members or the Company do not elect to purchase all of the offered Units available for purchase pursuant to Section (b) or the other Members and/or the Company do not purchase such offered Units within the sixty (60) day period referred to in Section 15(c), then the Selling Member shall be entitled to sell the offered Units to such Third Party, subject to compliance with Section 16.

16.     Tag-Along Rights.

(a)     If the right of first refusal provided in Section 15 is not exercised in full within the time provided in Section 15, each Member other than the Selling Member shall have the right, exercisable upon written notice to the Selling Member (with a copy to the Company), within forty-five (45) days after receipt of the Third Party Offer to participate in such Transfer of Units along with the Selling Member on the same terms and conditions (including price and form of consideration on a per-Unit basis) as set forth in the Third Party Offer (a “Tag-Along Transaction”). Such notice shall indicate the number of Units such Member wishes to sell (up to that number of shares determined under Section 16(b)) under such Member’s right to participate. To the extent such Member exercises such right of participation in accordance with the terms and conditions set forth below, the number of Units that the Selling Member may Transfer in the transaction shall be correspondingly reduced.

(b)     Each Member may sell all or any part of that number of Units equal to the product obtained by multiplying (i) the aggregate number of Units covered by the Third Party Offer and not purchased pursuant to Section 15, by (ii) a fraction, the numerator of which is the number of Units owned by such Member at the time of the Transfer, and the denominator of which is the total number of Units outstanding (including the Units held owned by the Selling Member) at the time of the Transfer.

(c)     If a Member elects to participate in the Tag-Along Transaction (a “Participant”), it shall effect its participation in the Transfer by promptly delivering to the Selling Member for transfer to the prospective purchaser either a written notice stating the number of Units which such Participant elects to Transfer, or, if the Units are evidenced by one or more certificates, by delivering such certificate or certificates, duly endorsed for transfer. Such notice, or, if applicable, such certificate or certificates that the Participant delivers to the Selling Member pursuant to this Section 16(c) shall be transferred to the prospective purchaser in consummation of the Transfer of the Units pursuant to the terms and conditions specified in the Third Party Offer and the Selling Member shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Units from a Participant exercising its tag-along rights hereunder, the Selling Member shall not sell to such prospective purchaser or purchasers any Units unless and until, simultaneously with such Transfer, the Selling Member shall purchase such Units from such Participant on the same terms and conditions specified in the Third Party Offer.

(d)     The exercise or non-exercise of the rights of any Member hereunder to participate in one or more Transfers of Units made by any Selling Member shall not adversely affect its right to participate in subsequent Transfers of Units.

17.     Drag-Along Rights.

(a)     In the event that, subject to Section 8(d), OPF-US approves an offer (the “Drag-Along Offer”) from a prospective purchaser that is not a Member or Affiliate of any Member (a “Drag-Along Transferee”) to (i) purchase all outstanding Units of the Company or to (ii) acquire the Company in a Sale Transaction (each a “Drag-Along Transaction”), then OPF-US will (A) deliver a notice (the “Drag-Along Notice”) with respect to such Drag-Along Offer to the Company and the other Member identifying the Drag-Along Transferee, the price offered and the other material terms and conditions of the Drag-Along Transaction, (B) request that the Drag- Along Transferee answer reasonable inquiries of all Members regarding the Drag-Along Offer, and (C) cooperate with the Drag-Along Transferee in connection with such Drag-Along Offer, including by providing reasonable access for the Drag-Along Transferee to the Company’s books and records.

(b)     Each Member, upon receipt of a Drag-Along Notice, will be obligated (and such obligation will be enforceable by the Company and the other Members) to: (i) sell its Units and participate in the Drag-Along Transaction described in such Drag-Along Notice; (ii) vote its Units in favor of the Drag-Along Transaction at any meeting of Members called to vote on or approve the Drag-Along Transaction and/or to consent in writing to the Drag-Along Transaction; (iii) use its reasonable efforts to cause any Director(s) designated by such Member to vote in favor of the Drag-Along Transaction at any meeting of the Board of Directors called to vote on or approve the Drag-Along Transaction and/or to consent in writing to the Drag-Along Transaction (to the extent a vote and/or consent of the Board of Directors is required in connection with such Drag-Along Transaction); (iv) waive all dissenters’ or appraisal rights in connection with the Drag- Along Transaction; (v) enter into agreements of sale or merger agreements relating to the Drag- Along Transaction (but not to enter into any employment agreement, non-competition agreement or similar agreements); (vi) make representations, warranties or indemnifications with respect to title to its Units or ownership interest in the Company, but such Member shall not be required to make any other representations, warranties or indemnifications that would subject such Member to liability in excess of the proceeds to be distributed to such Member as a result of such Drag- Along Transaction; and (vii) otherwise take all reasonable actions necessary to cause the Company and the Members to consummate the Drag-Along Transaction. Notwithstanding anything to the contrary set forth in this Agreement, any Member who is not (through itself or through any affiliate of such Member) then providing services to the Company as an employee, director, consultant or service provider, shall in no event be required to enter into any non-competition, non-solicitation or other similar agreement or restrictive covenant.

(c)     Any Drag-Along Offer (including the terms thereof) may be amended from time to time, and any such Drag-Along Notice may be rescinded, upon the written election of OPF27. US. The Company will give prompt written notice of any such amendment, modification or rescission to all the Members.

(d)     The obligations of the Members to sell their Units in connection with a Drag-Along Transaction pursuant to this Section 17 are subject to the satisfaction of the following conditions:

(i)     all of the then outstanding Units (whether held by OPF-US or any other Member) will be subject to the same treatment, terms and conditions (including type of consideration);

(ii)     the aggregate consideration will be distributed in accordance with the provisions set forth in Section 10(a);

(iii)     any expenses incurred for the benefit of the Company or all Members, and any indemnities, holdbacks, escrows and similar items relating to the Drag-Along Transaction, will be paid or established by the Company, provided that all Members shall be responsible for any post-closing holdbacks, escrows and similar items and indemnities relating to title to their Units, pro rata based on their percentage ownership of then outstanding Units, to the extent of any consideration received on account of the Drag-Along Transaction; and

(iv)     (A) the only representations, warranties or covenants that a Member shall be required to make in connection with the Drag-Along Transaction are representations and warranties with respect to such Member’s ownership of the Units to be sold by such Member and such Member’s ability to convey title thereto free and clear of encumbrances, and reasonable and customary covenants regarding confidentiality and publicity, (B) the liability of such Member with respect to any representation, warranty or covenant made by the Company in connection with the Drag-Along Transaction shall be several and not joint with any other Person in proportion to the proceeds distributed to such Member in connection with such Drag-Along Transaction and such liability shall be limited to the full amount of such proceeds, and (C) no Member shall be liable for the inaccuracy of any representation or warranty by any other Person (other than the Company, subject to the foregoing limitations) in connection with a Drag-Along Transaction.

18.     Information Rights. Each Member’s information and inspection rights in the Company shall be limited to the rights such Member would have as a stockholder of a corporation under Section 220 of the DGCL.

19.     Dissolution.

(a)     Except as otherwise set forth in this Agreement, the Company shall dissolve, and its affairs shall be wound up solely upon (i) subject to Section 7(d)(iii)(B), the Board of Directors’ determination to dissolve the Company, or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Except as provided in this Section 19(a), no other event, including the death, retirement, withdrawal, resignation, expulsion, bankruptcy, insolvency, dissolution, liquidation, incapacity or adjudication of incompetency of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, will cause a dissolution of the Company.

(b)     In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be distributed to the Members in accordance with Section 10(a); provided that all covenants and contained in this Agreement will continue to be fully binding upon the Members until such time as the assets or property or the proceeds from the sale thereof has been distributed pursuant to this Section 19 and the Company has terminated. The Board of Directors will be responsible for overseeing the winding up and dissolution of the Company. The Board of Directors may appoint a liquidating trustee to manage the liquidation and winding up of the Company. Any expenses of such liquidating trustee will be paid from the assets of the Company before the distribution of any proceeds to the Members, and such liquidating trustee will be entitled to exculpation and indemnification as if it were a Director pursuant to Section 14. The Board of Directors will take full account of the

Company’s assets and liabilities, and the Company’s affairs will be wound up in an orderly manner in accordance with the following procedures.

(c)     Upon the dissolution and wind-up of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Board of Director. Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order.

(i)     First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Board of Directors or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);

(ii)     Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

(iii)     Third, except as otherwise provided in Section 11, to the Members pro rata in accordance with the number of Units owned by such Member as set forth on the Unit Register as of immediately prior to the dissolution of the Company;

provided, that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

20.     Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the Company property.

21.     Withdrawal of Member; No Dissolution. If a Member transfers all of its Units and the transferee of such Units is admitted as a Member pursuant to this Agreement, such person or entity shall be admitted to the Company as a Member effective on the effective date of the transfer or such other date as may be specified when the Member is admitted, and, immediately following such admission, the Member effecting the transfer shall cease to be a Member of the Company. Upon the resignation or withdrawal from the Company of the Member effecting the transfer, the resigning or withdrawing member shall not be entitled to any distributions (including any distributions under Section 18-604 of the Act) from and after the date of such resignation or transfer. The withdrawal of a Member by transfer of all or any of its Units shall not dissolve the Company, and the Company shall be continued.

22.     Benefit and Binding Effect; Restriction on Assignment. Subject to the restrictions herein, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, no Member may assign all or any part of its Units or rights nor delegate any of its duties hereunder except as expressly set forth herein. Nothing in this Agreement confers any rights or remedies under or by reason of this Agreement on any other persons or entities, nor does anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor does any provision of this Agreement give any third person any right of subrogation or action over or against any party to this Agreement.

23.     Equitable and Other Remedies; Injunctive Relief. The remedies under this Agreement are cumulative and do not exclude any other remedies to which any person may be lawfully entitled, whether at law or in equity, or otherwise. Without limiting the generality of the foregoing, if (i) any Member (or any agent or Affiliate of any Member) breaches or violates or threatens to breach or violate, in whole or in part, any of the covenants or restrictions contained in or contemplated by this Agreement, or (ii) any Member, or any of its agents, breaches or violates, in whole or in part, any of such Member’s covenants or restrictions in Section 12 or Section 13, each of the Company or the disclosing Member, as the case may be (each, a “Non-Breaching Party”), shall be entitled, upon application to any court of proper jurisdiction, to seek to obtain, either jointly or individually, temporary, preliminary and permanent injunctive relief to restrain and enjoin the Member or Members (or their respective agents or Affiliates) that are breaching or violating any such covenants (collectively, the “Breaching Parties”), from continuing such breach or violation, or to prevent any threatened breach or violation thereof from taking place (as the case may be). In or in connection with any such equitable proceeding, (a) each party that is alleged to be a Breaching Party stipulates that such breach or threatened breach, as the case may be, if not restrained and enjoined, will result in irreparable damage to the Non-Breaching Parties, for which damages, in and of themselves, would not be adequate, and (b) no Non-Breaching Party is required to post any bond or other security with respect thereto, or if nonetheless a bond is required, it may be posted without surety thereon.

24.     Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably requested by any other party in order to better evidence effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

25.     Notices. Any notice or other communication to be given or to be served upon the Company or any party to this Agreement in connection with this Agreement must be in writing (which may include email or other electronic transmission) and shall be deemed given (i) at the time of personal delivery, or upon email transmission if receipt is acknowledged, otherwise on the next business day; (ii) one (1) business day following deposit for overnight delivery with a bonded courier holding itself out to the public as providing such service, or following deposit in the U.S. Mail for Express Mail overnight delivery; or (iii) three (3) business days following deposit in the U.S. Mail, registered or certified mail; and in any case postage prepaid and addressed to the party to whom such notice or communication is being given at the address of such party specified in EXHIBIT A hereto. Any party may, at any time by giving five (5) days’ prior written notice (in the manner set forth above) to the other parties, designate a different address or email address to which such notices or communications shall be given thereafter. Any notice or other communication to be given or to be served upon either ICU Medical or ICU Medical Affiliate in connection with this Agreement shall be provided to ICU Medical.

26.     Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal. Upon a determination that any term or provision of Section 13 is invalid, unenforceable or illegal, a court of competent jurisdiction may modify the terms of such section to give effect to the original intent of the parties as closely as possible to the greatest extent possible.

27.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

28.     Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior understandings or agreements between the parties with respect to such subject matter.

29.     Governing Law; Venue. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. Each Member hereby consents to the exclusive jurisdiction of the state courts in the State of Delaware, in any action brought by a Member on a claim arising out of, under or in connection with this Agreement, or the transactions contemplated thereby.

30.     Amendments. This Agreement may not be modified, altered, supplemented or amended except by the vote or consent of the Members.

31.     Outside and Competing Activities.

(a)     For the avoidance of doubt, each of ICU Medical, ICU Medical Affiliate, OPF-US and their respective Affiliates shall have the right at any time and from time to time to engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Company, any Member or any of their respective Affiliates the right to participate in, or share the results or profits of, those activities other than as set forth in Section 13. The Members acknowledge that the Directors may have time commitments beyond their obligations as Directors, and each Member hereby waives any and all rights and claims which they may otherwise have against each other Member, any Director and their respective Related Persons and Affiliates, as a result of any actions taken or activities conducted by any Director in respect of such other time commitments. [***]

(b)     The Parties acknowledge and agree that the restrictions and limitations set forth in Section (a) are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the Company’s business. If a court, tribunal or antitrust regulator of competent jurisdiction determines that any term or provision contained in Sections (a) is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

(c)     For the avoidance of doubt, any third-party acquiror of ICU Medical or ICU Medical Affiliate, and such acquiror's Affiliates (other than ICU Medical or ICU Medical Affiliate), shall not be deemed Affiliates of ICU Medical or ICU Medical Affiliate for the purposes of (and shall not be subject to or bound by) this Section 31; provided, however, that, in the event either ICU Medical or ICU Medical Affiliate (or their respective assets or businesses) are acquired by a third party that competes, directly or indirectly, with the Solutions Business, ICU Medical shall (A) continue to perform its obligations in the ordinary course of business under the Commercial Agreement and the Services Agreement in accordance with the terms thereof, and (B) as soon as reasonably practicable, and in any event no later than twenty-four (24) months following the consummation of such acquisition, (1) transfer to the Company those sales and marketing assets and personnel reasonably necessary for the Company to market and sell the Existing Products as such activities are performed as of the closing date of such transaction, and (2) at OPFUS’s election, transfer to the Company any logistics assets used primarily in connection with the distribution of the Existing Products as of the closing date of such transaction, and (3) discuss in good faith any additions necessary to the provision of commercially reasonable transition services for the Commercial Agreement and the Services Agreement, which services shall ensure the ability of the Company to stand-up post separation from ICU Medical; provided that it is not the intention of the parties that ICU Medical shall transfer any of its retained infrastructure utilized to provide Run Services, such as the ERP system. The parties agree the costs for separation and stand-up shall be borne as provided in the Commercial Agreement and Services Agreement, and the costs (including purchase price) for any tangible assets acquired by the Company, shall be borne by the Company. The parties also agree to negotiate in good faith definitive agreements for the provision of ‘reverse’ logistical services required by ICU Medical as a result of the transfer of logistics assets pursuant to the foregoing provisions.

32.     Dispute Resolution. Other than Deadlocked Matters, in the case of any dispute arising between the Members, if the Members are unable to resolve such dispute, any legal suit, action or proceeding arising out of or based upon this Agreement, any transaction contemplated hereby or any obligation set forth herein may be instituted in the federal courts of the United States of America located in the Central District of California or the courts of the State of California located in Orange County, California, and each Member, by becoming a party to this Agreement, irrevocably (i) submits to the jurisdiction of such court for the purpose of any such action and (ii) waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper or that this Agreement may not be enforced in or by such court. Each Member consents to the service of process in any such action in such court by the delivery of such process by reputable international express courier (charges prepaid) at its address for notices specified in EXHIBIT A (as may be amended from time to time). Each Member acknowledges and agrees that any controversy arising out of or based upon this Agreement, the transactions contemplated hereby and the obligations set forth herein is likely to involve complicated and difficult issues and, therefore, irrevocably and unconditionally waives any right to a trial by jury in connection with any action brought pursuant to this Section 32. In addition, resort by either Member to negotiation, mediation or arbitration pursuant to this Agreement will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of either Member to pursue any such judicial relief.

[Signature Page Follows]

The undersigned, intending to be legally bound hereby, have duly executed this AMENDED AND RESTATED OPERATING AGREEMENT effective as of the date first above written.

OTSUKA PHARMACEUTICAL FACTORY
AMERICA, INC.

By: /s/ [***]
Name:     [***]
Title:     [***]

[SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT]

The undersigned, intending to be legally bound hereby, have duly executed this AMENDED AND RESTATED OPERATING AGREEMENT effective as of the date first above written.

ICU MEDICAL, INC.

By: /s/ Brian Bonnell
Name:     Brian Bonnell
Title:     Chief Financial Officer and
Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT]

The undersigned, intending to be legally bound hereby, have duly executed this AMENDED AND RESTATED OPERATING AGREEMENT effective as of the date first above written.

ICU MEDICAL SALES, INC.

By: /s/ Brian Bonnell
Name:     Brian Bonnell
Title:     Chief Executive Officer, President
Secretary and Treasurer

[SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT]

EXHIBIT A

OTSUKA ICU MEDICAL LLC
UNIT REGISTRAR

[***]

EXHIBIT B

DEFINITIONS

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation.”

“Accounting Period” has the meaning set forth in Section 9(a)(i).

“Acquisition Transaction” means the acquisition of or investment in, by the Company or any direct or indirect subsidiary or division of the Company, any other Person or business division thereof, whether by merger, consolidation, business combination, share exchange, reorganization, equity acquisition, equity investment or acquisition of all or substantially all of the business or assets of such Person or business line or otherwise.

“Act” has the meaning set forth in Section 1.

“Additional Member” has the meaning set forth in Section 5(b).

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment adviser of, or shares the same management company or investment adviser with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Annual Business Plan” has the meaning set forth in Section 7(c)(iv).

“Antitrust Laws” has the meaning set forth in the Purchase Agreement.

“Austin Property” has the meaning set forth in the Contribution Agreement.

“Board of Directors” has the meaning set forth in Section 7(a)(i).

“Breaching Parties” has the meaning set forth in Section 23.

“Business Opportunity” has the meaning set forth in Section 13(a).

“Call Option Price” shall mean a dollar amount equal to [***], minus (Y) the cumulative tax benefits or savings realized by ICU Medical and ICU Medical Affiliate as a result of the Company’s expenditures described in subparagraph (X) of the definition of “Cumulative Transition Spend”.

“Call/Put Closing Date” means the date on which the purchase and sale of the Option Securities pursuant to the OPF-US Call Option or ICU Medical Put Option shall be consummated, which date shall be the last day of a calendar quarter (or, if not a business day, the next business day).

“Cash” of any Person means the aggregate amount of all cash, cash equivalents and marketable securities held by such Person, including all outstanding security, customer or other deposits, deposits in transit, and any received and uncleared checks, wires or drafts and certificates of deposit of such Person (net of any outstanding checks, wires and drafts, issued by such Person); provided that, that “Cash” shall not include any cash and cash equivalents not freely useable and available because such cash or cash equivalents are subject to restrictions, taxes or limitations on use, or are held as security deposits, escrow accounts and other deposits held for the benefit of third parties. “Cash” shall be calculated by the parties in good faith to eliminate any increase thereof that directly results from one or more OPF-US Funded Business Opportunities pursued by the Company.

“Chairman” has the meaning set forth in Section 7(a)(iv).

“Code” has the meaning set forth in Section 9(a)(i).

“Commercial Agreement” means the Commercial Agreement dated May 1, 2025 by and between the Company and ICU, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Company” has the meaning set forth in the preamble.

“Company Business” means, other than Existing Products, the manufacturing, storage, marketing, commercialization, distribution and/or sale of IV solutions products, packaged in single bag, multichamber bag, plastic bottle or other formats, containing (a) standard injection or irrigation solutions such as Saline, Dextrose, or Lactated Ringers, (b) pre-mixed pharmaceutical products containing at least one active pharmaceutical ingredient, or (c) parenteral nutrition products.

“Confidential Information” has the meaning set forth in Section 12(a).

“Covered Person” has the meaning set forth in Section 14(a).

“CPI” means the U.S. Consumer Price Index, provided that if the CPI is discontinued, CPI shall mean the successor CPI or such other substitute index as is approved by the Board of Directors.

“Cross Purchase” has the meaning set forth in the Background section of this Agreement.

“Cumulative Transition Spend” means an amount (not less than $0) equal to (X) the sum of (a) Service Exit Costs (as defined in the Services Agreement and the Commercial Agreement), (b) costs of any Transformation Service (as defined in the Services Agreement), (c) One-Time Stand- Up Costs (as defined in the Services Agreement), and (d) any unreimbursed expenses related to OPF-US Funded Business Opportunities, in each case of (a) through (d), incurred by the Company from the Effective Date through the business day immediately preceding the Call/Put Closing Date, minus (Y) the cumulative cost-savings and/or other monetary benefits realized by the Company as a result of taking the actions pursuant to which the amounts described in subparagraph (X) above were incurred.

“Damages” has the meaning set forth in Section 14(a).

“Deadlocked Matter” has the meaning set forth in Section 7(f).

“Designated Company Regulatory Resource” means any employee, contractor or consultant providing services to the Company concerning regulatory and FDA-related matters.

“Designated Individual” has the meaning set forth in Section 11(b).

“DGCL” has the meaning set forth in Section 7(a)(i).

“Director” has the meaning set forth in Section 7(a)(i).

“Distributable Cash” has the meaning set forth in Section 10(b).

“Drag-Along Notice” has the meaning set forth in Section 17(a).

“Drag-Along Offer” has the meaning set forth in Section 17(a).

“Drag-Along Transaction” has the meaning set forth in Section 17(a).

“Drag-Along Transferee” has the meaning set forth in Section 17(a).

“Effective Date” has the meaning set forth in the preamble.

“Enterprise Value” means an amount, calculated in accordance with GAAP as of the last day of the calendar quarter preceding the calendar quarter in which the Call/Put Closing Date occurs, equal to [***].

“Exempt Transfer” means any Transfer by a Member of all (but not less than all) of its Units to (i) any of its Affiliates, provided that such Transfer is made pursuant to a transaction in which there is no consideration actually paid for such Transfer and such Affiliate delivers to the Company and the other Member a counterparty signature page to this Agreement as confirmation that such Affiliate shall be bound by and subject to all of the terms and conditions of this Agreement applicable to a Member (each such transferee, a “Permitted Transferee”), (ii) the other Member in accordance with Section 8, (iii) to any Person pursuant to Section 17 or (iv) in exchange for capital stock of the Company in connection with a transaction described in Section 7(d)(i)(C); provided, that with respect to clause (i) of the foregoing definition, any such Transfer by OPF-US or ICU Medical shall only be an Exempt Transfer if it is a Transfer of all (but not less than all) of its Units to an Affiliate that is a wholly owned subsidiary of OPF-US or ICU Medical, as applicable, that has delivered to the Company and the other Member a counterparty signature page to this Agreement as confirmation that such wholly owned subsidiary shall be bound by and subject to all of the terms and conditions of this Agreement applicable to a Member generally and to OPFUS or ICU Medical, as applicable, specifically.

“Existing Products” had the meaning given to such term in the Purchase Agreement.

“Fiscal Year” has the meaning set forth in Section 3.

“Force Majeure Deferral” means (i) a Force Majeure Event has occurred and continued for a period of not less than four (4) consecutive weeks during the applicable period in which [***] would be calculated upon exercise of the OPF-US Call Option, and (ii) either (A) the Board of Directors determines to not raise additional equity capital for the purpose of assisting with the mitigation of the effects of such Force Majeure Event, or (B) the Board of Directors determines to raise additional equity capital for the purpose of assisting with the mitigation of the effects of such Force Majeure Event and, in connection therewith (x) ICU Medical provides any consent required under Section 7(d)(iii)(C) and (y) each of ICU Medical and ICU Medical Affiliate contribute its respective pro rata portion of such additional capital based on its percentage ownership interest of all then-outstanding Units.

“Force Majeure Event” means any event or cause that (i) is beyond a party’s control, such as but not limited to, fires, explosion, flood, ice storms, disruption of transportation infrastructure, public health emergency, epidemics, pandemics, accidents, market-wide inability to obtain supplies at reasonable prices, market-wide shortages including shortage of raw materials, war, act of governmental authority, terrorism, and acts of God, and (ii) materially and adversely affects the normal day-to-day operations of the Company’s manufacturing facility located at 3900 West Howard Lane, Austin, Texas.

“Fraud” means, with respect to a party, such party’s actual and intentional misrepresentation of a material existing fact, made by such party with such party's actual knowledge of its falsity for the purpose of inducing the other party to act and upon which the other party justifiably relies with resulting losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fully Exercising Member” has the meaning set forth in Section 15(b).

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied using ICU Medical’s historical accounting policies, practices, bases and procedures as applied as in prior fiscal years.

“ICU Medical” means ICU Medical, Inc., a Delaware corporation, or its Permitted Transferees.

“ICU Medical Affiliate” means ICU Medical Sales, Inc., a Delaware corporation, or its Permitted
Transferees.

“ICU Medical Put Option” has the meaning set forth in Section 8(c)(ii).

“ICU Medical Put Option Exercise Notice” has the meaning set forth in Section 8(c)(iii)(B).

“ICU Medical Triggering Event” means (i) Fraud on the part of OPF-US or (ii) an acquisition of either ICU Medical or ICU Medical Affiliate (or their respective assets or businesses) by a third party that competes, directly or indirectly, with the Solutions Business.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Indemnification Notice” has the meaning set forth in Section 14(b).

“Initial Period” means the period commencing on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date.

“Initial Public Offering” means an initial underwritten public offering of Units or other equity securities pursuant to an effective Registration Statement filed under the Securities Act (other than a registration (a) pursuant to a Registration Statement on Form S-8 (or other registration solely relating to an offering or sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit arrangement), (b) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule) or (c) in connection with any dividend or distribution reinvestment or similar plan).

“Member” has the meaning set forth in the preamble.

[***] calculated in accordance with GAAP.

“Non-Breaching Party” has the meaning set forth in Section 23.

“Officers” has the meaning set forth in Section 7(b)(i).

“OPF” means Otsuka Pharmaceutical Factory Inc.

“OPF-US” means Otsuka Pharmaceutical Factory America, Inc, a Delaware corporation, or its
Permitted Transferees.

“OPF-US Call Option” has the meaning set forth in Section 8(c)(i).

“OPF-US Call Option Exercise Notice” has the meaning set forth in Section 8(c)(iii)(A).

“OPF-US Triggering Event” means (i) Fraud on the part of ICU Medical or (ii) an acquisition of either ICU Medical or ICU Medical Affiliate (or their respective assets or businesses) by a third party that competes, directly or indirectly, with the Solutions Business.

“Option Securities” has the meaning set forth in Section 8(c)(i).

“Original Operating Agreement” has the meaning set forth in the Background section of this
Agreement.

“Ownership Threshold” shall mean [***].

“Participant” has the meaning set forth in Section 16(c).

“Partnership Representative” has the meaning set forth in Section 11(b).

“Partnership Tax Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 and as subsequently amended (and any Treasury Regulations or other guidance promulgated thereunder) and any similar or analogous provisions of state or local law.

“Person” means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

“Pfizer MSA” shall mean that certain Manufacturing and Supply Agreement between ICU Medical and Pfizer Inc., dated February 3, 2017, including any extensions, addendums, amendments, revisions,

supplements or similar changes thereto, and including any agreement entered into between the Company and Pfizer Inc in replacement or substitution thereof.

“Purchase Agreement” has the meaning set forth in the Background section of this Agreement.

“Put Option Price” shall mean a dollar amount equal to [***] minus (Y) the cumulative tax benefits or savings realized by ICU Medical and ICU Medical Affiliate as a result of the Company’s expenditures described in subparagraph (X) of the definition of “Cumulative Transition Spend”.

“Regulatory Task Group” has the meaning set forth in Section 7(e)(i).

“Related Person” has the meaning set forth in Section 7(a)(vii).

“Restricted Business” has the meaning set forth in Section 31(a)(i).

"Restricted Period" means the period during which ICU Medical or ICU Medical Affiliate (or any of their Permitted Transferees), on the one hand, and OPF-US (or any of its Permitted Transferees), on the other hand, hold any Units in the Company, and, with respect to ICU Medical and ICU Medical Affiliate, for three (3) years thereafter.

“Sale Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all the outstanding Units of the Company or all or substantially all of the business or assets of the Company or any direct or indirect subsidiary or division of the Company; (ii) any merger, consolidation, business combination, share exchange, reorganization, or similar transaction involving the Company or any direct or indirect subsidiary of the Company; or (iii) the sale or disposition of the Austin Property, in the case of each of (i), (ii) and (iii), to or involving a third party acquiror.

“Services Agreement” means the Services Agreement dated May 1, 2025 by and between the Company and ICU, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Selling Member” has the meaning set forth in Section 15(a).

“Solutions Business” means (X) the manufacturing, storage, marketing, commercialization, distribution and/or sale of IV solutions products packaged in single bag, multi-chamber bag or plastic bottle formats, containing (a) standard injection or irrigation solutions such as Saline, Dextrose, or Lactated Ringers or (b) solely in the case of ICU Medical, ICU Medical Sales and their Affiliates, pre-mixed pharmaceutical products containing at least one active pharmaceutical ingredient, in each case of clause (a) and (b), as conducted by ICU Medical, ICU Medical Sales or their Affiliates during the 12 month period immediately preceding the date of the Purchase Agreement, or (c) parenteral nutrition products, or (Y) any activities conducted by the Company during the Restricted Period.

“Tag-Along Transaction” has the meaning set forth in Section 16(a).

“Task Group” means any task group established by the Board of Directors pursuant to Section
7(d)(i).

“Tax Distributions” has the meaning set forth in Section 10(b).

“Tax Liability” has the meaning set forth in Section 10(b).

“Territory” has the meaning set forth in Section 13(a).

“Third Party” has the meaning set forth in Section 15(a).

“Third Party Offer” has the meaning set forth in Section 15(a).

“Transfer” has the meaning set forth in Section 15(a).

[***] during the twelve (12)-month period ending as of the last day of the calendar month preceding the calendar month in which such determination is made, [***].

“Unanimous Members” has the meaning set forth in Section 7(a)(ii).

“Unit Register” has the meaning set forth in Section 5(a).

“Units” has the meaning set forth in Section 8(a).

EXHIBIT C

POWER AND AUTHORITY OF OFFICERS

[***]

EXHIBIT D

ANNUAL BUSINESS PLAN FOR FISCAL YEAR 2025

[***]